                                                                   Exhibit _____


                      AGREEMENT AND PLAN OF REORGANIZATION

                                     AMONG

                            QUARTERDECK CORPORATION,
                               LIMBEX CORPORATION


                                      AND


                         THE SHAREHOLDERS LISTED ON THE
                             EXECUTION PAGES HERETO

                                August 13, 1996

                               TABLE OF CONTENTS

                                                                     Page
                                                                     ----
RECITALS    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE 1   PLAN OF REORGANIZATION  . . . . . . . . . . . . . . . . . . 1

     1.1    Board of Directors' and Shareholders' Approval  . . . . . . 1
     1.2    The Merger  . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.3    The Closing   . . . . . . . . . . . . . . . . . . . . . . . 3
     1.4    Effective Time  . . . . . . . . . . . . . . . . . . . . . . 3
     1.5    Exemption from Registration   . . . . . . . . . . . . . . . 4
     1.6    Surrender and Exchange of Outstanding Certificates;
            Status of Outstanding Certificates;
            Fractional Shares   . . . . . . . . . . . . . . . . . . . . 4
     1.7    Dissenters' Rights  . . . . . . . . . . . . . . . . . . . . 4
     1.8    Articles of Incorporation; Bylaws; Directors and
            Officers of the Surviving Corporation   . . . . . . . . . . 4
     1.9    Escrow  . . . . . . . . . . . . . . . . . . . . . . . . . . 4

ARTICLE 2   REPRESENTATIONS AND WARRANTIES
            REGARDING LIMBEX  . . . . . . . . . . . . . . . . . . . . . 5

     2.1    Organization and Standing   . . . . . . . . . . . . . . . . 5
     2.2    Capitalization  . . . . . . . . . . . . . . . . . . . . . . 6
     2.3    Subsidiaries  . . . . . . . . . . . . . . . . . . . . . . . 6
     2.4    Authority, Approval and Enforceability  . . . . . . . . . . 6
     2.5    Financial Statements and Other Financial
            Information   . . . . . . . . . . . . . . . . . . . . . . . 7
     2.6    Material Adverse Change   . . . . . . . . . . . . . . . . . 7
     2.7    Properties  . . . . . . . . . . . . . . . . . . . . . . . . 7
     2.8    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . 8
     2.9    Material Agreements   . . . . . . . . . . . . . . . . . . . 8
     2.10   Intellectual Property Rights  . . . . . . . . . . . . . . . 8
     2.11   Employees and Employee Benefit Plans  . . . . . . . . . .  10
     2.12   Environmental and Safety Laws   . . . . . . . . . . . . .  10
     2.13   Compliance with Laws  . . . . . . . . . . . . . . . . . .  11
     2.14   Absence of Litigation   . . . . . . . . . . . . . . . . .  11
     2.15   No Brokers  . . . . . . . . . . . . . . . . . . . . . . .  11
     2.16   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . .  11
     2.17   Compliance with Instruments   . . . . . . . . . . . . . .  13
     2.18   Related Party Transactions  . . . . . . . . . . . . . . .  13
     2.19   Disclosure; Accuracy of Documents and Information   . . .  14

                                                                     Page
                                                                     ----
ARTICLE 2A  REPRESENTATIONS AND WARRANTIES REGARDING THE
            SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . .  14

     2A.1   Authority, Approval and Enforceability.   . . . . . . . .  14

ARTICLE 3   REPRESENTATIONS AND WARRANTIES OF QUARTERDECK   . . . . .  15

     3.1    Organization and Standing   . . . . . . . . . . . . . . .  15
     3.2    Authority, Approval and Enforceability  . . . . . . . . .  15
     3.3    Financial Statements and Reports  . . . . . . . . . . . .  16
     3.4    Quarterdeck Common Stock  . . . . . . . . . . . . . . . .  17
     3.5    No Brokers  . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE 4   COVENANTS   . . . . . . . . . . . . . . . . . . . . . . .  17

     4.1    Maintenance of Business   . . . . . . . . . . . . . . . .  17
     4.2    Tax Treatment   . . . . . . . . . . . . . . . . . . . . .  17
     4.3    Other Discussions   . . . . . . . . . . . . . . . . . . .  17
     4.4    Best Efforts  . . . . . . . . . . . . . . . . . . . . . .  17
     4.5    Shareholder Vote; Investment Representation
            Certificate   . . . . . . . . . . . . . . . . . . . . . .  18
     4.6    Registration Rights; NASDAQ Listing   . . . . . . . . . .  18
     4.7    Access to Information   . . . . . . . . . . . . . . . . .  18
     4.8    Business Plan   . . . . . . . . . . . . . . . . . . . . .  18
     4.9    Employment Agreements   . . . . . . . . . . . . . . . . .  18
     4.10   Existing Agreement  . . . . . . . . . . . . . . . . . . .  20
     4.11   Supplements to Schedules  . . . . . . . . . . . . . . . .  20
     4.12   Limbex Stock Options  . . . . . . . . . . . . . . . . . .  21

ARTICLE 5   CONDITIONS TO MERGER  . . . . . . . . . . . . . . . . . .  21

     5.1    Conditions to Obligations of Quarterdeck, the
            Shareholders and Limbex   . . . . . . . . . . . . . . . .  21
     5.2    Conditions to Obligations of Quarterdeck  . . . . . . . .  21
     5.3    Conditions to Obligations of Limbex and the
            Shareholders  . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE 6   INDEMNITY   . . . . . . . . . . . . . . . . . . . . . . .  22

     6.1    Survival of Representations, Warranties,
            Covenants and Agreements  . . . . . . . . . . . . . . . .  22
     6.2    Indemnification of Quarterdeck  . . . . . . . . . . . . .  23
     6.3    Indemnification of the Shareholders   . . . . . . . . . .  25
     6.4    Procedure for Indemnification of Quarterdeck and
            the Surviving Corporation with Respect
            to Non-Third Party Claims   . . . . . . . . . . . . . . .  25

                                                                     Page
                                                                     ----
     6.5    Procedure for Indemnification of the Shareholders
            with Respect to Non-Third Party Claims  . . . . . . . . .  27
     6.6    Procedure for Indemnification with Respect to
            Third-Party Claims  . . . . . . . . . . . . . . . . . . .  27
     6.7    Procedure for Indemnification with Respect to
            Certain Claims  . . . . . . . . . . . . . . . . . . . . .  29

ARTICLE 7   TERMINATION   . . . . . . . . . . . . . . . . . . . . . .  29

     7.1    Termination by Mutual Consent   . . . . . . . . . . . . .  29
     7.2    Effect of Termination   . . . . . . . . . . . . . . . . .  29

ARTICLE 8   MISCELLANEOUS   . . . . . . . . . . . . . . . . . . . . .  30

     8.1    Notices   . . . . . . . . . . . . . . . . . . . . . . . .  30
     8.2    Entire Agreement; Modifications; Waiver   . . . . . . . .  30
     8.3    Counterparts  . . . . . . . . . . . . . . . . . . . . . .  31
     8.4    Publicity   . . . . . . . . . . . . . . . . . . . . . . .  31
     8.5    Successors and Assigns  . . . . . . . . . . . . . . . . .  31
     8.6    Governing Law   . . . . . . . . . . . . . . . . . . . . .  31
     8.7    Further Assurances  . . . . . . . . . . . . . . . . . . .  32
     8.8    Expenses  . . . . . . . . . . . . . . . . . . . . . . . .  32
     8.9    Attorneys' Fees   . . . . . . . . . . . . . . . . . . . .  32
     8.10   Appointment of Escrow Committee   . . . . . . . . . . . .  32
     8.11   Covenant Not To Compete   . . . . . . . . . . . . . . . .  32

                                    EXHIBITS
                                    --------
 Exhibit A                          Merger Consideration
 Exhibit B                          Escrow Agreement
 Exhibit C                          Registration Rights Agreement
 Exhibit D                          Investment Representation Certificate
 Exhibit E                          Limbex Stock Options

                      AGREEMENT AND PLAN OF REORGANIZATION

                 This Agreement and Plan of Reorganization (the "Agreement") is entered into as of August 13, 1996, by and among Quarterdeck Corporation, a Delaware corporation ("Quarterdeck"), Limbex Corporation, a California corporation ("Limbex"), and the shareholders of Limbex set forth on the signature page hereto (the "Shareholders").

                                    RECITALS

                 The parties hereto intend that, subject to the terms and conditions hereinafter set forth, Quarterdeck will acquire Limbex in accordance with the terms of this Agreement by way of a merger (the "Merger") of a subsidiary of Quarterdeck incorporated in California ("Merger Sub") with and into Limbex, as a result of which (i) all outstanding shares of capital stock of Merger Sub will automatically be converted into the same number of shares of Common Stock of Limbex, (ii) all of the outstanding shares of Convertible Preferred Stock - Series B, $.00001 par value per share, of Limbex ("Series B Preferred"), and common stock, $.00001 par value per share, of Limbex ("Limbex Common Stock," and collectively with the Series B Preferred, "Limbex Stock"), except for shares of Limbex Stock owned by Quarterdeck, will automatically be converted into the right to receive shares of common stock of Quarterdeck ("Quarterdeck Common Stock") or, under certain circumstances, cash, (iii) all of the outstanding shares of Limbex Stock owned by Quarterdeck and all of the outstanding shares of Limbex's Convertible Preferred - Series A, par value $.00001 per share ("Series A Preferred") owned by Quarterdeck will be canceled, and no payment shall be made nor other consideration paid with respect thereto, and (iv) all outstanding options to acquire Limbex Common Stock will be assumed by Quarterdeck and become options to acquire Quarterdeck Common Stock, each on the terms and conditions set forth herein. As used in this Agreement, the term "Limbex Stock" does not include the Series A Preferred.

                 NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto, intending to be legally bound, do hereby agree as follows:

                                   ARTICLE 1

                             PLAN OF REORGANIZATION

                 1.1 BOARD OF DIRECTORS' AND SHAREHOLDERS' APPROVAL. The respective boards of directors of Quarterdeck and Limbex have duly adopted and approved this Agreement, and this Agreement shall be submitted to the shareholders of Limbex for approval in accordance with the applicable provisions of the California Corporations Code (the "California Law").

                 1.2 THE MERGER. Subject to the terms and conditions of this Agreement Merger Sub shall be merged with and into Limbex (the "Merger") pursuant to California Law, with Limbex as the surviving corporation. At the Effective Time (as hereinafter defined), the separate existence of Merger Sub shall cease and Limbex, as the surviving corporation in the Merger, shall continue its corporate existence under California Law. As a result of the Merger, at the Effective Time, (i) all of the issued and outstanding shares of Merger Sub will automatically be converted into the same number of shares of common stock of Limbex, (ii) all of the issued and outstanding shares of Limbex Stock (other than (a) shares as to which dissenters' rights are perfected under Chapter 13 of the California Law,
(b) any shares of Limbex Stock owned by Limbex or any direct or indirect wholly-owned subsidiary of Limbex (such shares described in this clause (b) are referred to herein as the "Non-Participating Shares"), (c) any shares of Limbex Stock owned by Quarterdeck and any shares of Series A Preferred, (d) any shares of Limbex Stock owned by Morgan, which are addressed in Section 1.2(c) below, and (e) any shares of Limbex Stock owned by Inference, which are addressed in
Section 1.2(d) below) shall automatically be converted into the right to receive in the aggregate 1,197,009 shares of Quarterdeck Common Stock on the SEC Effective Date (as defined below).

                          (a)     On the date on which the Securities and
Exchange Commission (the "SEC") declares effective the registration statement on Form S-3 of Quarterdeck to be filed with the SEC pursuant to Section 2(a)(i) of the Registration Rights Agreement to be entered into among Quarterdeck and the Shareholders substantially in the form of Exhibit C hereto (the "SEC Effective Date"), Quarterdeck shall issue to each Shareholder (other than Morgan, Inference, Quarterdeck, Limbex or any wholly-owned subsidiary of Limbex) the number of shares of Quarterdeck Common Stock set forth opposite such Shareholder's name on Exhibit A hereto.

                          (b)     Any shares of Limbex Common Stock owned by
Quarterdeck and all shares of Series A Preferred shall be canceled in the Merger, and no payment shall be made nor other consideration paid with respect thereto. Any Non-Participating Shares shall be canceled in the Merger, and no securities of Quarterdeck or other consideration shall be delivered in exchange therefor.

                          (c)     As a result of the Merger, at the Effective
Time, all of the issued and outstanding shares of Limbex Stock owned by Howard Morgan shall automatically be converted into the right to receive (i) 34,984 shares of Quarterdeck Common Stock on the Closing Date and (ii) cash in an amount equal to the fair market value of 18,838 shares of Quarterdeck Common Stock, based upon the average closing sales price of Quarterdeck Common Stock for a period of five trading days ending on the trading day two trading days prior to the Closing Date, payable at the time that Howard Morgan is required by federal tax laws to pay income taxes with respect to the shares of Quarterdeck Common Stock received in the Merger; provided, however, that in no event shall Quarterdeck pay such amount later than January 31, 1997, and offset by any and all amounts that Mr. Morgan owes at such time to Quarterdeck.

                          (d)     As a result of the Merger, at the Effective
Time, (i) all of the issued and outstanding shares of Limbex Common Stock owned by Inference shall automatically be converted into the right to receive on the Closing Date a number of shares of

Quarterdeck Common Stock equal to $610,526 divided by the average closing sales price of Quarterdeck Common Stock for the period of five trading days ending on the trading day two trading days prior to the Closing Date, and (ii) all of the issued and outstanding shares of Series B Preferred shall automatically be converted into the right to receive $3,599,753 from Quarterdeck on the first anniversary of the Closing Date (the "Inference Preferred Consideration Date"), which may be paid, at Quarterdeck's option, in cash, a number of shares of Quarterdeck Common Stock equal to $3,599,753 divided by the average closing sales price of Quarterdeck Common Stock for the period of five trading days ending on the trading day two trading days prior to the Inference Preferred Consideration Date, or a combination of cash and shares of Quarterdeck Common Stock.

                          (e)     Prior to the Distribution Date (as defined in
the Rights Agreement), all references in this Agreement to the Quarterdeck Common Stock to be received pursuant to the Merger shall be deemed to include the corresponding percentage of a right (the "Right") to purchase shares of Series A Junior Participating Preferred Stock of Quarterdeck pursuant to the Rights Agreement dated as of August 11, 1992, between Quarterdeck and Bank of America NT&SA, as Rights Agent (the "Rights Agreement").

                          (f)     If, between the date of this Agreement and
the various dates at which shares of Quarterdeck Common Stock may be issued pursuant to the Merger, the outstanding shares of Quarterdeck Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, split, reverse split, stock dividend or combination, the consideration to be issued to the holders of Limbex Stock pursuant to the Merger shall be correspondingly adjusted.

                          (g)     In the event that Quarterdeck enters into an
agreement with any corporation, partnership, person or other entity or group (other than any affiliate or associate of Quarterdeck) (a "Third Party") pursuant to which such Third Party agrees to acquire (the "Acquisition") all of the then outstanding capital stock of Quarterdeck or substantially all of the assets of Quarterdeck and the Acquisition is consummated prior to the Inference Preferred Consideration Date, then the issuance of any shares of Quarterdeck Common Stock to Inference with respect to the Series B Preferred Stock shall occur immediately prior to the consummation of the Acquisition (the "Acquisition Issuance Date") and all references to the Inference Preferred Consideration Date in this Article 1 shall instead mean the Acquisition Issuance Date.

                 1.3 THE CLOSING. The closing (the "Closing") of the Merger shall take place at the principal executive offices of Quarterdeck Corporation, (assuming the satisfaction or satisfactory waiver of all conditions set forth in Article 5 of this Agreement) simultaneously with the Effective Time. The date on which the Closing occurs is referred to herein as the "Closing Date."

                 1.4 EFFECTIVE TIME. The Merger shall become effective immediately upon the filing of the appropriate certificate of merger and related instruments with the office of the Secretary of State for the State of California (the "Effective Time").

                 1.5 EXEMPTION FROM REGISTRATION. The Quarterdeck Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended, and exempt from registration or qualification under the California Corporate Securities Law (the "California Securities Act").

                 1.6 SURRENDER AND EXCHANGE OF OUTSTANDING CERTIFICATES; STATUS OF OUTSTANDING CERTIFICATES; FRACTIONAL SHARES. The conversion of shares of Limbex Stock into the right to receive shares of Quarterdeck Common Stock or cash as provided for by this Agreement shall occur automatically at the Effective Time without further action by the holders thereof. Until surrendered, each certificate that prior to the Effective Time represented shares of Limbex Stock will be deemed to evidence the right to receive that number of shares of Quarterdeck Common Stock and/or the amount of cash into which such Limbex Stock has been converted. Stock certificates for fractions of Quarterdeck Common Stock shall not be issued in the Merger and such fractional interests shall not entitle the owners thereof to vote, to receive dividends or to exercise any other right of a stockholder with respect to such fractional interest. In lieu of any such fractional interests, each holder of Limbex Stock who would otherwise have been entitled to a fraction of a share of Quarterdeck Common Stock upon surrender of stock certificates will be paid cash (rounded to the nearest cent, 0.5 cents to be rounded to 1 cent) upon such surrender in an amount equal to such fraction times the closing sale price of a share of Quarterdeck Common Stock on the Nasdaq National Market on the Closing Date.

                 1.7 DISSENTERS' RIGHTS. Holders of Limbex Stock who have complied with all requirements for perfecting the dissenters' rights as set forth in Chapter 13 of the California Law shall be entitled to their rights under such laws. Limbex shall give Quarterdeck prompt written notice of any assertions of dissenters' rights or withdrawals of assertions of dissenters' rights, and any other instrument in respect thereof received by Limbex and the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal.

                 1.8 ARTICLES OF INCORPORATION; BYLAWS; DIRECTORS AND OFFICERS OF THE SURVIVING CORPORATION.

                          (a)     The articles of incorporation and bylaws of
Merger Sub, as in effect on the Effective Date, shall be (until amended or repealed as provided by law) the articles of incorporation and bylaws of the surviving corporation, respectively, except that such articles of incorporation shall be amended to provide that the name of the surviving corporation shall be Limbex Corporation.

                          (b)     The directors and officers of Merger Sub
immediately prior to the Effective Time shall be the directors and officers of the surviving corporation until their successors are elected or appointed and qualified.

                 1.9 ESCROW. A portion of the shares of Quarterdeck Common Stock to be issued and cash to be paid in the Merger to the Shareholders other than Inference (the "Escrow Consideration") shall be delivered by Quarterdeck on behalf of such Shareholders into escrow and shall be held in escrow as collateral for the indemnification obligations of the Shareholders pursuant to Article 6 of this Agreement and disbursed pursuant to the terms of an escrow agreement ("Escrow Agreement") substantially in the form attached hereto as Exhibit B. Quarterdeck shall, upon issuance of consideration in the Merger from time to time, deliver into escrow on behalf of the Shareholders (other than Inference) the number of shares of Quarterdeck Common Stock or the amount of cash set forth opposite such Shareholder's name on Exhibit A hereto.

                                   ARTICLE 2

                REPRESENTATIONS AND WARRANTIES REGARDING LIMBEX

                 Alex Jacobson ("Jacobson") and Brad Allen ("Allen") represent and warrant to Quarterdeck as follows:

                 2.1      ORGANIZATION AND STANDING.

                          (a)     Limbex is a corporation duly organized,
validly existing and in good standing under the laws of the State of California, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Whenever used in this Article 2, "Material Adverse Effect" shall mean any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate, would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Limbex.

                          (b)     Limbex has delivered to Quarterdeck complete
and accurate copies of its Articles of Incorporation and Bylaws and minutes of all of its directors' and shareholders' meetings. Limbex stock books provided to Quarterdeck are complete and accurate as of the date hereof.

                 2.2      CAPITALIZATION.

                          (a)     The authorized capital stock of Limbex
consists of (i) 10,000,000 shares of Limbex Common Stock and (ii) 1,684,422 shares of preferred stock, par value $.00001 per share. Schedule 2.2 accurately sets forth the outstanding shares of capital stock of Limbex (including any rights, options or warrants to purchase shares of capital stock of Limbex) as well as the ownership thereof. Except as set forth on Schedule 2.2, there are no outstanding shares of capital stock of Limbex and there are no options, warrants or other securities convertible into shares of capital stock of Limbex nor any other rights, agreements or arrangements with respect to the issuance of capital stock of Limbex or securities convertible into or exchangeable for capital stock of Limbex.

                          (b)     (i) all of the issued and outstanding shares
of Limbex Stock and the Series A Preferred have been duly authorized and validly issued, are fully paid and non assessable, and were issued in full compliance with all applicable federal and state securities laws and were not issued in violation of any preemptive rights; (ii) none of the issued and outstanding shares of Limbex Stock is subject to repurchase and
(iii) all outstanding options to purchase capital stock of Limbex have been granted in accordance with Limbex's stock option plans (true and correct copies of which have been delivered to Quarterdeck) and all applicable securities laws.

                          (c)     Except for any restrictions imposed by
applicable state and federal securities laws, there is no right of first refusal, co-sale right, right of participation, right of first offer, option or other restriction on transfer applicable to any shares of Limbex Stock. Limbex is not a party or subject to any agreement, and there is no agreement between or among any Shareholders that affects or relates to the voting or giving of written consent with respect to any shares of Limbex Stock other than (i) the Voting Trust and Transfer Restriction Agreement, dated as of May 9, 1995, between Jacobson and Allen, (ii) the Shareholder Voting Agreement, dated as of May 9, 1995, among Quarterdeck, Inference, Jacobson, Allen and Morgan and (iii) the Buy-Sell Agreement, dated as of May 9, 1995, among Quarterdeck, Inference, Jacobson, Allen and Morgan, all of which will terminate at or prior to the Effective Time.

                 2.3 SUBSIDIARIES. Limbex does not own, directly or indirectly, an interest in any corporation, partnership, business, trust or other entity.

                 2.4      AUTHORITY, APPROVAL AND ENFORCEABILITY.

                          (a)     Subject to obtaining any required approvals
of the holders of Limbex Stock and the Series A Preferred, Limbex has all requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement and all corporate action on its part necessary for such execution, delivery and performance has been duly taken.

                          (b)     The execution and delivery by Limbex of this
Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of (i) its Articles of Incorporation or Bylaws, (ii) any statute, rule, regulation, or any judicial, governmental, regulatory or administrative decree, order or judgment applicable to Limbex, or (iii) any material agreement, lease or other instrument to which it is a party or by which it or any of its assets may be bound.

                          (c)     No consent, approval, authorization, order,
registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Limbex for the consummation by it of the transactions contemplated by this Agreement, except the filing of the certificate of merger and related instruments with the Secretary of State of the State of California.

                          (d)     Upon due execution and delivery by Limbex,
this Agreement will be its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies.

                 2.5      FINANCIAL STATEMENTS AND OTHER FINANCIAL INFORMATION.

                          (a)     Limbex has delivered to Quarterdeck complete
copies of its unaudited balance sheet as of June 30, 1996 and the related unaudited statements of income (loss) and retained earnings (deficit) for the periods then ended (collectively, the "Limbex Financials"). The Limbex Financials present fairly (but not in accordance with GAAP) its financial position as of such date and the results of its operations and cash flows for the period then ended. Certain financial transactions and liabilities reflected in the Limbex Financials, including royalty advances paid to Quarterdeck by Limbex and payments from Limbex to Inference, although fairly presented, may not be presented in accordance with GAAP.

                          (b)     There is no outstanding claim, liability or
obligation of any nature, whether absolute, accrued, contingent or otherwise, known to Limbex, Jacobson or Allen, other than the liabilities and obligations reflected on the Limbex Financials, except for (i) liabilities and obligations incurred in the ordinary course of business since the date of the Limbex Financials and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required to be reflected in the Limbex Financials in order fairly to present its financial position.

                          (c)     All of the accounts receivable reflected on
the Limbex Financials (other than accounts receivable from Quarterdeck) and all accounts receivable incurred since that date are or have been fully collectible in the normal course of business and there are no known or asserted claims or other rights of set-off against any thereof, except to the extent of any reserves set forth therefore on the Limbex Financials.

                          (d)     All of the accounts payable reflected on the
Limbex Financials and all accounts payable incurred since that date arose in the ordinary course of business, and there is no such account payable delinquent in its payment.

                 2.6 MATERIAL ADVERSE CHANGE. Since June 30, 1996, to the best knowledge of Jacobson and Allen, there has not been any material adverse change in the assets, liabilities, financial condition, or operating results of Limbex from that reflected in the Limbex Financials.

                 2.7      PROPERTIES.

                          Except for the Intellectual Property of Limbex, which
is defined in and covered by Section 2.10, Limbex has good title to, valid leasehold interests in, or other right to use all of the assets used in its operations, free and clear of any mortgages, pledges, security interests, encumbrances, material restrictions or adverse claims. All of such assets are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used.

                 2.8 INSURANCE. Schedule 2.8 sets forth a list of the insurance policies held by Limbex. Limbex is in compliance with each of such policies such that none of the coverage provided under such policies has been invalidated.

                 2.9      MATERIAL AGREEMENTS.

                          (a)     Schedule 2.9 sets forth a list of the oral
and written agreements to which Limbex is a party or to which it is subject presently in effect involving aggregate annual payments in excess of $10,000.

                          (b)     To the best knowledge of Jacobson and Allen,
no party to any such contract, agreement or arrangement intends to cancel, withdraw, modify or amend such agreement or arrangement except as expressly provided in this Agreement.

                          (c)     Limbex has performed all material obligations
required to be performed by it on or prior to the date hereof under each contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Section 2.9, except for such failures to perform, defaults, breaches, or violations under such instruments or obligations that would not have a Material Adverse Effect.

                 2.10     INTELLECTUAL PROPERTY RIGHTS.

                          (a)     (i) Limbex has full title and ownership of or
rights to utilize all license rights, copyrights, trade secrets, information, proprietary rights and processes necessary for or used in its business as now conducted (collectively, "Intellectual Property") without any infringement of the copyrights and trade secret rights of others; (ii) all Intellectual Property is valid, subsisting, unexpired, enforceable and has not been abandoned; (iii) no holding, decision or judgment has been rendered by any governmental authority which would limit, cancel or question the validity of any Intellectual Property; (iv) except for (A) the Technology License Agreement dated May 5, 1995 between Limbex and Inference and the Software Publishing Agreement dated May 5, 1995, as amended, between Limbex and Quarterdeck and (B) agreements and licenses entered into in the ordinary course of business, there are no outstanding options, licenses, liens, encumbrances or agreements of any kind relating to the foregoing nor is Limbex bound by or a party to any options, licenses, liens, encumbrances or agreements of any kind with respect to the Intellectual Property of any other person or entity; (v) Limbex has not received any communications nor is it or Jacobson or Allen aware of any entity alleging that Limbex has infringed or, by conducting its business as currently conducted, would infringe any intellectual property right of any other person or entity; (vi) Limbex, Jacobson and Allen are not aware of any infringement of the Intellectual Property by third parties; (vii) Limbex has not received any communication from any governmental agency stating that Limbex is not entitled to register, or receive patents for, any of its Intellectual Property; (viii) Limbex, Jacobson and Allen are not aware that any of Limbex's employees or consultants is obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote and secure the Intellectual Property of Limbex or that would conflict with its business as conducted; provided, however, that this representation shall not be violated by any agreement by any Limbex employee to refrain from disclosing or using the confidential information of any former employer or other third party or otherwise with respect to any trade secrets or other intellectual property rights of any former employer or third party; (ix) to the best knowledge of Limbex, Jacobson and Allen, neither the execution nor delivery of this Agreement, nor the carrying on of Limbex's business by Limbex's employees or consultants, nor the conduct of Limbex's business as currently conducted, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument under which any of such employees or consultants of Limbex is now obligated; (x) each of Limbex's employees and consultants who participate in the creation of Intellectual Property, past and present, have executed agreements with Limbex assigning or licensing his or her rights in any Intellectual Property to Limbex; and (xi) Limbex, Jacobson and Allen do not believe it is or will be necessary to utilize any inventions of any of its employees or consultants (or persons it currently intends to hire as service providers) made prior to their employment by it. Schedule 2.10 also sets forth all material patents, patent applications, trademarks (registered or unregistered) copyrights, processes, and license agreements owned or licensed by Limbex that are necessary for or used in its business as now conducted. All of Limbex's license agreements or assignments with respect to its Intellectual Property are in writing and evidence legitimate ownership or licensing of such rights in Limbex. All royalty obligations of Limbex are listed on Schedule 2.10. No unlicensed invention that is shown as being owned by any employee or consultant of Limbex is necessary for the conduct of Limbex business as presently conducted.

                          (b)     To the best knowledge of Limbex, Jacobson and
Allen, Limbex is not making unauthorized use of any confidential information of third parties nor any confidential information in which any of its present or past employees or other service providers, has claimed a proprietary interest; and Limbex, Jacobson and Allen are not aware of any facts that would give rise to such a claim.

                          (c)     Without limiting the generality of the
foregoing representations, Limbex expressly represents and warrants that:

                                  (i)      Limbex is not a party to any
existing or unexpired consulting agreements pursuant to which Limbex provides consulting services to others;

                                  (ii)     Limbex, Jacobson and Allen are not
aware of any event that has occurred which would give rise to any present or future liability under any agreement to provide indemnification for infringement of any third party rights or otherwise; and

                                  (iii)    Limbex is not in arrears in the
payment of any royalty obligations pursuant to any license agreements with third parties concerning the Intellectual Property.

                 2.11 EMPLOYEES AND EMPLOYEE BENEFIT PLANS. Except as set forth on Schedule 2.11, Limbex does not maintain and is not a party to any compensation or employee benefit plans, programs or contracts within the meaning of Section 3(3) of ERISA (the "Compensation and Benefit Programs") for employees or former employees or their dependents.

                 Limbex has provided Quarterdeck with all documents and government filings relating to the Compensation and Benefit Programs.

                 The Compensation and Benefit Programs have been maintained in all material respects, in compliance with all applicable laws, and there are no material liabilities associated with the Compensation and Benefit Programs (statutory, contractual or otherwise) which have not been fully funded by Limbex.

                 Neither Limbex nor any ERISA Affiliate has sponsored, maintained or contributed to, or has had any obligation to constitute, any pension plan regulated under Title IV of ERISA within the last six years.

                 No Compensation or Benefit Program provides benefits described in Section 3(1) of ERISA to any former employees or retirees of Limbex or any ERISA Affiliate except as required under Part 6 Title I of ERISA.

                                  "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

                                  "ERISA Affiliate" of Limbex means any other
                 person (other than Quarterdeck and Inference) that, together with Limbex as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under
                 Section 414 of the Code.

                 2.12 ENVIRONMENTAL AND SAFETY LAWS. Limbex has, in all material respects, complied and is in compliance with all applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, use, sale, storage, handling, transfer and disposal of any Hazardous Substances, and Limbex has not been alleged to be in violation of, or been subject to any administrative, judicial or regulatory proceeding pursuant to, such laws or regulations. As used herein, "Hazardous Substances" shall mean any asbestos, petroleum or any substance or material defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or other similar term, by any federal, state or local environmental statute, regulation or ordinance presently in effect, including, without limitation, any material or substance which is designated or defined as a "hazardous substance," "hazardous waste" or "toxic substance" in (i) the Federal Water Pollution Control Act, 33 U.S.C. Section 1251 et seq., and any amendments thereto, (ii) the Federal Resource Conservation and Recovery Act 42 U.S.C. Section Section 6901 et seq., and any amendments thereto, (iii) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C.
Section 9601 et seq., and any amendments thereto, or (iv) the Hazardous Material Transportation Act, 49 U.S.C. Section 1801 et seq., and any amendments thereto.

                 2.13 COMPLIANCE WITH LAWS. Limbex has complied in all material respects with all foreign, federal, state, local and county laws, ordinances, regulations, judgments, orders, decrees or rules of any court, arbitrator or governmental, regulatory or administrative agency or entity applicable to its business. Limbex has all valid and current permits, licenses, orders, authorizations, registrations, approvals and other analogous instruments (and each is in full force and effect) and Limbex has made all filings and registrations and the like necessary or required by law to conduct its business, except where the failure to maintain such permits and other instruments or to make such filings and registrations would not have a Material Adverse Effect. Limbex has not received any governmental notice of any violation by Limbex of any such laws, rules, regulation or orders. Limbex is not in default or material noncompliance under any such permits, consents, or similar instruments.

                 2.14 ABSENCE OF LITIGATION. Limbex is not a party to any litigation, claim, arbitration, investigation or other proceeding, nor is there any such litigation, claim, arbitration, investigation or other proceeding threatened against Limbex. Neither Limbex nor any of its officers or directors is bound by any judgment, decree, injunction, ruling or order of any court, governmental, regulatory or administrative department, commission, agency or instrumentality, arbitrator or any other person that relates to Limbex or its business.

                 2.15 NO BROKERS. Limbex is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

                 2.16     TAXES.

                          (a)     Definitions.  For purposes of this Agreement:

                                     (i)     the term "Taxes" means (A) all
federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, franchise, withholding, payroll, employment, excise, property or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (B) any liability for payment of amounts described in clause (A) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law and (C) any liability for the payment of amounts described in clauses (A) or (B) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person; and the term "Tax" means any one of the foregoing Taxes; and

                                    (ii)     the term "Returns" means all
returns, statements and other documents required to be filed in respect of Taxes, and the term "Return" means any one of the foregoing Returns.

                          (b)     Limbex has completed and filed on a timely
basis (giving effect to valid extensions of time for filing) and in materially correct form all Returns required to be filed. As of the time of filing, the filed Returns did not materially misstate the income, assets, operations, activities, status or other matters of Limbex or any other information required to be shown thereon, to the extent the same are relevant for Tax purposes and none of such Returns contains a disclosure statement under Section 6662 of the Code (or any predecessor provision or comparable provision of state, local or foreign law). Limbex will complete and file on a timely basis (giving effect to valid extensions of time for filing) and in a materially correct manner all Returns required to be filed after the date of this Agreement and on or prior to the Closing.

                          (c)     With respect to all amounts in respect of
Taxes attributable to all taxable periods or portions of periods ending on or before the date of Closing, all applicable Tax laws and agreements have been complied with in all material respects, and all such amounts required to be paid by Limbex to taxing authorities or others have been paid or, if due but remain payable without penalty or interest, have been adequately reserved for. Limbex does not owe any Taxes on compensation paid to any of its employees, other than Taxes that are not yet due and payable.

                          (d)     (i) none of the Limbex Returns have been
audited or are under audit by any tax authority, and Limbex has not received notice of a forthcoming audit of its Returns; (ii) no claim has been made by a Tax authority in a jurisdiction where Limbex does not file Returns that it is or may be subject to Tax by that jurisdiction; (iii) no extensions or waivers of statutes of limitations with respect to the Returns have been given by or requested from Limbex; and (iv) no power of attorney granted by Limbex with respect to Taxes is in force.


                          (e)     There are no liens for Taxes (other than for
current Taxes not yet due and payable) upon the assets of Limbex.

                          (f)     Limbex is not a party to or bound by any tax
indemnity, tax sharing or tax allocation agreement.

                          (g)     Limbex has never been a member of an
affiliated group of corporations, within the meaning of Section 1504 of the Code, or a member of combined, consolidated or unitary group for state, local or foreign Tax purposes. Limbex has not filed a consent pursuant to the collapsible corporation provisions of Section 341(f) of the Code (or any corresponding provision of state, local or foreign income Tax law) or agreed to have Section 341(f)(2) of the Code (or any corresponding provision of state, local or foreign income Tax law) apply to any disposition of any asset owned by it.

                          (h)     Limbex has not agreed to make, nor is it
required to make, any adjustment under Sections 481(a) or 263A of the Code or any comparable provision of state or foreign tax laws by reason of a change in accounting method or otherwise. Limbex has taken no action that is not in accordance with past practice that could defer a liability for Taxes of

Limbex or the Shareholders from any taxable period ending on or before the Closing Date to any taxable period ending after such date.

                          (i)     Limbex is not a party to any agreement,
contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with the Merger, any change of control of Limbex or any other transaction contemplated by this Agreement, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code.

                          (j)     Limbex is not, and has not been, a United
States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

                          (k)     As of the date hereof, no shareholder of
Limbex is other than a United States person within the meaning of the Code.

                          (l)     Limbex does not have and has not had a
permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country, and Limbex has not engaged in a trade or business within any foreign country.

                          (m)     The unpaid Taxes of Limbex as of the date
hereof are not materially in excess of the unpaid liability for Taxes reflected on the most recent accounting books of Limbex heretofore provided to Quarterdeck. No material Tax liability of Limbex has been incurred since January 1, 1996, other than in the ordinary course of business.

                          (n)     Except for those options issued to Howard
Morgan and Peter Tierney, all outstanding options to acquire equity of the Limbex that purport to be or were otherwise intended (when issued) to be treated as "incentive stock options" ("ISOs") within the meaning of Section 422 of the Code (and any predecessor provision and any similar provision applicable state, local or other Tax law) were issued in compliance with such section. Other than those options issued to Howard Morgan and Peter Tierney, all such outstanding options currently qualify for treatment as ISOs, and are held by persons who are employees of Limbex. The representations and warranties contained in this Section 2.16(n) are not intended to expand in any way the rights of the option holders of Limbex or expand any representations or warranties made to them by Limbex or create any representations or warranties to them by Limbex.

                 2.17 COMPLIANCE WITH INSTRUMENTS. Limbex is not in violation of or conflict with, breach of or in default under (either with the giving of notice or the passage of time or both) any term or provision of its Articles of Incorporation or Bylaws, or any agreement, arrangement, contract, lease or other instrument to which it or its properties is subject except where such would not have a Material Adverse Effect.

                 2.18     RELATED PARTY TRANSACTIONS.  Except as set forth on
Schedule 2.18, no employee, officer or director of Limbex or member of his or her immediate family is indebted to Limbex, nor is Limbex indebted (or committed to make loans or extend or guarantee credit) to any of them. None of such persons has any direct or indirect ownership interest in any firm or corporation with which Limbex is affiliated or with which Limbex has a business relationship, or any firm or corporation that competes with Limbex, except that the employees, officers or directors of Limbex and members of their immediate families may own stock in publicly traded companies that may compete with Limbex. No member of the immediate family of any officer or director of Limbex is directly interested in any material contract with Limbex.

                 2.19 DISCLOSURE; ACCURACY OF DOCUMENTS AND INFORMATION. No representation or warranty made by Limbex, Jacobson or Allen in this Agreement, when taken together, contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The copies of all instruments, agreements, other documents delivered by Limbex to Quarterdeck or their counsel pursuant to this Agreement shall be complete and correct in all material respects as of the date of delivery thereof.

                                   ARTICLE 2A

           REPRESENTATIONS AND WARRANTIES REGARDING THE SHAREHOLDERS

                 Each of the Shareholders severally and not jointly represent and warrant to Quarterdeck as follows:

                 2A.1     AUTHORITY, APPROVAL AND ENFORCEABILITY.

                          (a)     Such Shareholder (other than Inference) has
the full power and authority to execute, deliver and perform its obligations under this Agreement and the Escrow Agreement, and all action on its part necessary for such execution, delivery and performance has been duly taken. Inference has the full corporate power and corporate authority to execute, deliver and perform its obligations under this Agreement, and all action on its part necessary for such execution, delivery and performance has been duly taken.

                          (b)     The execution and delivery by such
Shareholder of this Agreement does not, and the performance and consummation of the transactions contemplated by this Agreement and the Escrow Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, material breach or violation of or default, termination or forfeiture under) any statute, rule, regulation, judicial, governmental, regulatory or administrative decree, order or judgment applicable to such Shareholder, or any material agreement or other instrument to which it is a party or to which it or any of its assets is subject.

                          (c)     Upon due execution and delivery by such
Shareholder, this Agreement and the Escrow Agreement (except with respect to Inference) will be his, her or its legal, valid and binding obligation, enforceable against him, her or it in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to the availability of equitable remedies.

                          (d)     Such Shareholder is the record and beneficial
owner of the shares of Limbex Stock reflected as owned by him, her or it on
Schedule 2.2, free and clear of any and all liens, security interests, encumbrances or claims.

                                   ARTICLE 3

                       REPRESENTATIONS AND WARRANTIES OF

                                  QUARTERDECK

                 Quarterdeck represents and warrants to Limbex and the Shareholders as follows:

                 3.1      ORGANIZATION AND STANDING.

                 Quarterdeck is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has all requisite corporate power and authority to own, operate and lease its properties and carry on its business as now conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect. Whenever used in this Article 3, "Material Adverse Effect" shall mean and be defined as any fact, event or condition, or the absence of any fact, event or condition, as the context requires, which, individually or in the aggregate, would have a material adverse effect on the business, properties, condition (financial or otherwise) or results of operations of Quarterdeck and its subsidiaries (on a consolidated basis).

                 3.2      AUTHORITY, APPROVAL AND ENFORCEABILITY.

                          (a)     Each of Quarterdeck and Merger Sub has all
requisite corporate power and authority to execute, deliver and perform its obligations under this Agreement, the Escrow Agreement, and the Registration Rights Agreement, and all corporate action on its part necessary for such execution, delivery and performance has been duly taken. No vote or consent of the stockholders of Quarterdeck is required in connection with the transactions contemplated by this Agreement including the Merger.

                          (b)     The execution and delivery by Quarterdeck and
Merger Sub of this Agreement and the Escrow Agreement and the execution and delivery by Quarterdeck of the Registration Rights Agreement do not, and the performance and consummation of the transactions contemplated by this Agreement, the Escrow Agreement and the Registration Rights Agreement will not, result in any conflict with, breach or violation of or default, termination or forfeiture under (or upon the failure to give notice or the lapse of time, or both, result in any conflict with, breach or violation of or default, termination or forfeiture under) any terms or provisions of (i) their respective Certificate or Articles of Incorporation, as the case may be, or Bylaws, (ii) any statute, rule, regulation or any judicial, governmental, regulatory or administrative decree, order or judgment, or (iii) any material agreement, lease or other instrument to which it is a party or to which it or any of its assets may be bound.

                          (c)     No consent, approval, authorization, order,
registration, qualification or filing of or with any court or any regulatory authority or any other governmental or administrative body is required on the part of Quarterdeck or Merger Sub for the consummation by Quarterdeck and Merger Sub of the transactions contemplated by this Agreement, except any approvals or filings required under state "blue sky" laws (which will be obtained or made in accordance with such laws by Quarterdeck on a timely basis) and the filing of the certificate of merger and related instruments with the Secretary of State of the State of California.

                          (d)     Upon due execution and delivery by the
parties hereto and thereto, this Agreement, the Escrow Agreement and the Registration Rights Agreement will be the legal, valid and binding obligation of Quarterdeck, and this Agreement and the Escrow Agreement will be the legal, valid and binding obligation of Merger Sub enforceable against Quarterdeck or Merger Sub, as the case may be, in accordance with the respective terms hereof and thereof, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally.

                 3.3 FINANCIAL STATEMENTS AND REPORTS. Quarterdeck has timely filed all required forms, reports, statements and documents with the Securities and Exchange Commission (the "Commission") all of which have complied in all material respects with all applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Quarterdeck has delivered or made available to Limbex and the Shareholders true and complete copies of (i) Quarterdeck's Annual Report on Form 10-K for the fiscal year ended September 30, 1995, (ii) its proxy statement relating to Quarterdeck's annual stockholders meeting held February 2, 1996, and (iii) all other forms, reports, statements and documents filed by Quarterdeck with the Commission since September 30, 1995 (collectively, the "Quarterdeck Reports"). As of their respective dates, the Quarterdeck Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The consolidated financial statements of Quarterdeck included or incorporated by reference in the Quarterdeck Reports were prepared in accordance with GAAP applied on a consistent basis (except as otherwise stated in such financial statements or, in the case of audited statements, the related report thereon of independent certified public accounts), and present fairly the financial position and results of operations, cash flows and of changes in stockholders' equity of Quarterdeck and its consolidated subsidiaries as of the dates and for the periods indicated, subject, in the case of unaudited interim financial statements, to normal year-end audit adjustments, none of which either singly or in the aggregate are or will be material, and except that the unaudited interim financial statements do not contain all of the disclosures required by GAAP.

                 3.4 QUARTERDECK COMMON STOCK. The shares of Quarterdeck Common Stock to be issued to the holders of Limbex Stock as contemplated hereunder are duly authorized, and when issued pursuant to the terms of this Agreement, will be validly issued, fully paid, non- assessable and not subject to any preemptive rights.

                 3.5 NO BROKERS. Quarterdeck is not obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

                                   ARTICLE 4

                                   COVENANTS

                 4.1 MAINTENANCE OF BUSINESS. Except as otherwise contemplated by this Agreement, during the period from the date hereof to the Effective Time, Limbex agrees to carry on its business in the ordinary course and in substantially in the same manner as it has prior to the date of this Agreement and agrees not to enter into any material agreements or take any other significant actions outside the ordinary course of business without the prior written consent of Quarterdeck, which consent shall not be unreasonably withheld.

                 4.2 TAX TREATMENT. Quarterdeck, Limbex and the Shareholders understand and agree that the Merger will be treated for federal income tax purposes as a taxable sale by the Shareholders of the Limbex Stock and not as a "reorganization" within the meaning of Section 368(a) of the Code, and agree to treat the Merger as such on their income tax returns reflecting the Merger. Quarterdeck, Limbex and the Shareholders agree that no party to this Agreement is (i) making any representation or warranty as to the tax consequences of the Merger or (ii) indemnifying any party to this Agreement for any tax consequences of the Merger.

                 4.3 OTHER DISCUSSIONS. From and after the date of this Agreement until the Closing or this Agreement is terminated in accordance with its terms, neither Limbex nor any of its officers, directors, agents or representatives (including the Shareholders) will initiate discussions, solicit or negotiate (including providing any non-public information concerning its business), or authorize any person or entity to discuss, solicit or negotiate on its or their behalf, with any other party concerning the possible sale or disposition of all or any material portion of Limbex's business, assets or capital stock. Limbex will immediately notify Quarterdeck, however, if any offer is received from a potential purchaser or of any discussions with a potential purchaser.

                 4.4 BEST EFFORTS. Each party will use its best efforts to cause all conditions to the Closing to be satisfied as soon as practicable. Without limiting any party's rights or remedies for any breach of any representations or warranty made hereunder, each party shall use its best efforts to obtain any consents necessary or desirable in connection with the consummation of the transactions contemplated by this Agreement.

                 4.5 SHAREHOLDER VOTE; INVESTMENT REPRESENTATION CERTIFICATE. Until this Agreement has been terminated in accordance with its terms, the Shareholders agree to vote all shares of Limbex Stock held by them in favor of the Merger. Each of the Shareholders shall execute an Investment Representation Certificate in the form attached hereto as Exhibit B (the "Investment Representation Certificate").

                 4.6 REGISTRATION RIGHTS; NASDAQ LISTING. Quarterdeck shall provide to the Shareholders of Limbex registration rights pursuant to the terms of a registration rights agreement (the "Registration Rights Agreement") substantially in the form of Exhibit C attached hereto. Quarterdeck shall cause the shares of Quarterdeck Common Stock to be issued pursuant to this Agreement to be listed as of the date such shares are issued on the Nasdaq National Market.

                 4.7 ACCESS TO INFORMATION. Quarterdeck shall continue to have access to the facilities, employees, and records of Limbex; provided, however, all confidential information obtained by Quarterdeck will be kept confidential in accordance with the terms of the Confidentiality Agreement previously entered into between Quarterdeck and Limbex (the "Confidentiality Agreement").

                 4.8 BUSINESS PLAN. The parties have agreed upon a business plan (the "Business Plan") for the business of Limbex (the "Limbex Business"), which includes a product development plan. The Business Plan may not be materially modified without the consent of Jacobson and Allen so long as they remain employees of Quarterdeck. Quarterdeck will contribute to the Limbex Business the amounts by which the amounts required to carry out the Business Plan exceed the cash generated by the Limbex Business on an on-going basis, provided that Quarterdeck shall not be obligated to contribute more than the amount to be specified in a budget to be incorporated into the Business Plan. The day to day operations of the Limbex Business will be conducted by Jacobson or Allen, so long as they are employees of Quarterdeck, subject to senior management and the Board of Directors of Quarterdeck having the authority to manage the Limbex Business.

                 4.9      EMPLOYMENT AGREEMENTS.

                          (a)     As a condition to the closing of the Merger,
each of Jacobson and Allen will enter into an employment agreement with Quarterdeck. The vesting period for options granted to Jacobson and Allen and the acceleration of such vesting shall be as set forth in subparagraph (b) below, provided that (i) in the event Quarterdeck terminates Jacobson or Allen without Cause (as defined in their Employment Agreements) or Jacobson or Allen leave with Good Reason (as defined below), fifty percent (50%) of any options not yet vested in the terminated individual shall automatically and immediately vest, (ii) for a period of one (1) year following any such termination without Cause or following any such departure for Good Reason, the terminated individual shall be retained by Quarterdeck to perform ongoing services as an independent contractor consultant on terms to be mutually agreed upon, and during such one (1) year period such individual will achieve vested rights in the same number of shares that would have vested had such individual continued to be employed by Quarterdeck during such one (1) year period (i.e., one quarter of the total options granted shall be subject to vesting during such period) with such vested shares to be in addition to all previously vested shares, including without limitation shares previously vested pursuant to clause (i) of this Subsection 4.9(a). "Good Reason" shall mean (x) Quarterdeck's material violation of its obligations under the Employment Agreement of Jacobson or Allen, as the case may be, provided that such violation shall not be deemed Good Reason if Quarterdeck cures such violation within thirty (30) days after notice thereof or (ii) the substantial diminution of Jacobson's or Allen's, as the case may be, duties and responsibilities.

                          (b)     Quarterdeck shall initially grant as of the
Closing Date a total of 300,000 non-qualified options to acquire shares of Quarterdeck Common Stock to employees of the Limbex Business (including Jacobson and Allen), with the allocation of such options to individual employees to be determined by Jacobson and Allen as part of the management of the Limbex Business, subject to approval by the Quarterdeck compensation committee. Quarterdeck senior management will recommend approval by the Quarterdeck compensation committee of the allocation of options determined by Jacobson and Allen and endeavor to obtain such approval. Such options shall vest over a period of four (4) years, provided that if Quarterdeck Common Stock achieves the values set forth below at any time during the option period, outstanding unvested options shall vest immediately on the date of achievement of the acceleration trigger, with the options so vested to be applied pro rata among the holders of outstanding unvested options, such that the aggregate number of vested options (including options vested immediately prior to the achievement of the applicable acceleration trigger) shall equal the number set forth opposite each such acceleration trigger:

                      Acceleration Trigger           Number of Vested Options
                      --------------------           ------------------------
                               $17                            100,000

                               $22                            200,000

                               $32                            300,000

                          (c)     Provided that Jacobson or Allen (or both
Jacobson and Allen) remains in the employ of Quarterdeck, Quarterdeck shall grant as of the first, second, and third anniversaries of the Closing Date an additional 100,000 options to acquire shares of Quarterdeck Common Stock on each such anniversary (i.e., a total of 300,000 additional options), which options shall be allocated to employees of the Limbex Business (including Jacobson and Allen) as determined by Jacobson and Allen, if both remain employed by Quarterdeck, or by Jacobson or Allen, if only one remains employed by Quarterdeck, subject to approval by the Quarterdeck compensation committee. Quarterdeck senior management will recommend approval by the Quarterdeck compensation committee of the allocation of options determined by Jacobson and/or Allen and endeavor to obtain such approval. Such options shall also vest over a period of four (4) years, provided that if Quarterdeck Common Stock achieves the values set forth below at any time during the option period, outstanding unvested options shall vest immediately (to the extent of outstanding options) on the date of achievement of the acceleration trigger, with options so vested to be applied pro rata among the holders of outstanding unvested options, such that the aggregate number of vested options (including options vested immediately prior to the achievement of the applicable acceleration trigger) shall equal the number set forth opposite each such acceleration trigger:

                  Acceleration Trigger          Number of Options
                  --------------------          -----------------
                          $47                       100,000

                          $57                       200,000

                          $67                       300,000


                          (d)     Quarterdeck Common Stock shall be deemed to
have achieved the values set forth in subparagraphs (b) and (c) above if (i) the closing sale price of Quarterdeck Common Stock as of the close of each trading day during a period of forty-five (45) consecutive days equals or exceeds the specified value, or (ii) the average closing sale price of Quarterdeck Common Stock for the trading days during a period of forty-five
(45) consecutive days equals or exceeds the specified value, and the closing sale price of Quarterdeck Common Stock is equal to or greater than the specified value on at least thirty (30) of such forty-five (45) consecutive days. In the event that Quarterdeck Common Stock achieves the applicable acceleration trigger value prior to the date of grant of the applicable option, such option shall be fully vested as of the date of grant provided that the closing sale price of the Quarterdeck Common Stock as of the date of grant of the option is equal to or higher than the applicable acceleration trigger value. To the extent that the vesting of options is accelerated pursuant to subparagraphs (b) or (c), the remaining options not so accelerated shall vest pro rata over the remainder of the four year vesting period.

                          (e)     The exercise price for the options pursuant
to this Section 4.9 shall be the fair market value of the Quarterdeck Common Stock as of the date of grant of the applicable option. All shares of Quarterdeck Common Stock issued upon exercise of options granted pursuant to this Section 4.9 shall be registered on or before the date of issuance on Form S-8.

                 4.10 EXISTING AGREEMENTS. All existing agreements between Limbex and any party(ies) hereto will, upon the closing, terminate and be of no further force and effect, other than (i) the Technology License Agreement, dated May 9, 1995, between Inference and Limbex, as amended by Amendment No. 1 and Amendment No. 2 thereto (the "License Agreement"), and (ii) Stock Purchase Agreement, dated July 31, 1996, among Limbex, Inference, Jacobson and Allen.

                 4.11 SUPPLEMENTS TO SCHEDULES. From time to time prior to the Closing Date, Allen and Jacobson will promptly inform Quarterdeck and Quarterdeck will promptly inform Allen and Jacobson in writing of any matter known to any of them hereafter arising (as distinguished from matters that existed prior to the date hereof) that, if existing or occurring on or prior to the date hereof, would have been required to be set forth or described in the Schedules hereto or as an exception to the representations and warranties herein. No action or inaction by Allen, Jacobson, Limbex or Quarterdeck following receipt of any such information shall constitute a waiver of any of its rights hereunder.

                 4.12 LIMBEX STOCK OPTIONS. Each option to acquire shares of Limbex Common Stock outstanding at the Closing (the "Limbex Stock Options") shall be assumed by Quarterdeck at the Closing (subject to execution by each holder of (i) an option agreement with Quarterdeck and (ii) a release and termination agreement with Limbex terminating such holder's Limbex Stock Option and releasing Limbex from any obligations thereunder), and shall become options to acquire 0.53553237 of a share of Quarterdeck Common Stock for each share of Limbex Common Stock previously subject to the Option at an exercise price per share equal to the exercise price per share of Limbex Common Stock divided by
0.53553237.  The options to acquire shares of Quarterdeck Common Stock shall be
(x)(A) in the case of Limbex Stock Options that are ISOs, ISOs of Quarterdeck, and (B) in the case of Limbex Stock Options that are non-qualified options, non-qualified stock options of Quarterdeck, (y) fully vested at the assumption and (z) issued under Quarterdeck's Amended and Restated 1990 Stock Incentive Plan (relating to securities that have been registered on Registration Statements on Form S-8). The assumed options shall be evidenced by the standard forms of option agreement used in connection with such plans. Exhibit E hereto sets forth the outstanding Limbex Stock Options as of the date hereof.

                                   ARTICLE 5

                              CONDITIONS TO MERGER

                 5.1 CONDITIONS TO OBLIGATIONS OF QUARTERDECK, THE SHAREHOLDERS AND LIMBEX. The respective obligations of Quarterdeck, the Shareholders and Limbex to consummate the transactions contemplated hereby are subject to satisfaction (or waiver) of the following conditions:

                          (a)     The parties hereto shall have obtained all
consents and approvals of shareholders and third parties (including governmental authorities) required to consummate the transactions contemplated by this Agreement.

                          (b)     Consummation of the transactions contemplated
by this Agreement shall not violate any order, decree or judgment of any court, and if any order, decree or judgment of any court would be so violated, the parties shall use their reasonable efforts to seek the modification, rescission, withdrawal or elimination of such order, decree or judgment as soon as practicable in order to permit the Closing to occur.

                          (c)     The Escrow Agreement, the Registration Rights
Agreement and the Employment Agreements shall be executed and delivered by the parties thereto.

                 5.2 CONDITIONS TO OBLIGATIONS OF QUARTERDECK. The obligations of Quarterdeck to consummate the transactions contemplated hereby are subject to satisfaction (or waiver) of the following conditions:

                          (a)     The representations and warranties of Limbex
and the Shareholders made herein shall be true and correct in all material respects as of the Closing Date. (To the extent Allen, Jacobson or Limbex hereafter provides supplements to the Schedules hereto as provided in Section
4.11 hereof, such supplements shall not be deemed a breach of the representations and warranties of Limbex and the Shareholders hereunder, but to the extent that any such supplement or supplements constitute a material adverse change to the representations and warranties contained herein, such supplement or supplements may constitute a basis for the failure of a condition in the preceding sentence; the provisions of this sentence shall not apply to the correction of any representation or warranty that was untrue as of the date hereof.) Limbex and the Shareholders shall have performed in all material respects all obligations and agreements undertaken to be performed by them at or prior to the Closing.

                          (b)     Quarterdeck shall have received the
Investment Representation Certificate executed by each of the Shareholders.

                          (c)     Quarterdeck shall be satisfied that no
holders of Limbex Stock shall exercise dissenters' rights in connection with the Merger.

                 5.3 CONDITIONS TO OBLIGATIONS OF LIMBEX AND THE SHAREHOLDERS. The obligations of Limbex and the Shareholders to consummate the transactions contemplated hereby are subject to satisfaction (or waiver) of the following conditions:

                          (a)     The representations and warranties of
Quarterdeck made herein shall be true and correct in all material respects as of the Closing Date. Quarterdeck shall have performed in all material respects all obligations and agreements undertaken to be performed by it at or prior to the Closing.

                          (b)     The shares of Quarterdeck Common Stock to be
issued in the Merger shall be approved for listing on the Nasdaq National
Market.

                                   ARTICLE 6

                                   INDEMNITY

                 6.1 SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS.

                 All representations, warranties, covenants and agreements of Quarterdeck, Limbex and the Shareholders in this Agreement shall survive the execution, delivery, and performance of this Agreement in accordance with this paragraph. All representations and warranties of each party set forth in this Agreement shall be deemed to have been made again by such party at and as of the Closing Date. Quarterdeck shall, on behalf of the Shareholders (other than Inference), deliver the Escrow Consideration into escrow as provided in the Escrow Agreement. The Escrow Consideration shall be released from escrow one year from the Closing Date (except to the extent that claims have been submitted or notice of a claim has been provided during such one year period) in accordance with the terms of the Escrow Agreement. The representations and warranties of Quarterdeck and the Shareholders set forth in this Agreement shall terminate (absent fraud or willful misrepresentation) on the date two years from the Closing Date (except to the extent that claims have been submitted or notice of the claim has been provided during such two year period), except for Sections 2.2(a) and 2A.1(d), which shall not terminate, and Section 2.16, which shall terminate upon the expiration of the statutes of limitations applicable to the matters covered thereby.

                 6.2      INDEMNIFICATION OF QUARTERDECK.

                          (a)     Each of the Shareholders other than Inference
(the "Indemnifying Shareholders"), jointly and severally, agree to indemnify, defend and hold harmless Quarterdeck and its affiliates, successors, assigns, agents and representatives (collectively, the "Affiliated Parties") from and against any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Losses") that any of them shall incur or suffer to the extent they arise from or are attributable to by reason of or in connection with any breach or inaccuracy of the representations and warranties contained in Article 2 of this Agreement.

                                  (i)      No claim, demand, suit or cause of
action shall be brought under this Section 6.2(a) unless and until the aggregate amount of claims under this Section 6.2(a) exceeds $50,000, in which event Quarterdeck and the Affiliated Parties shall be entitled to indemnification for all claims under this Section 6.2(a) in excess of such $50,000.

                                  (ii)     The liability of the Shareholders
other than Inference, Jacobson and Allen under this Section 6.2(a) shall be limited to the return to Quarterdeck of Escrow Consideration, whether or not such Escrow Consideration has been issued or paid and delivered into, or released from, escrow.

                                  (iii)    The liability of Jacobson and Allen
under this Section 6.2(a) shall be full recourse and shall not be limited to the return of Escrow Consideration, subject to Section 6.2(e); provided, however, that the liability of Jacobson and Allen shall not be full recourse (and shall instead be limited to the Escrow Consideration, whether or not such Escrow Consideration has been issued and delivered into or released from escrow) with respect to a breach of the representations and warranties contained in Section 2.10 hereof that are qualified to the knowledge, awareness or belief of Limbex, Jacobson or Allen unless Jacobson or Allen had knowledge, awareness or belief of the facts or circumstances causing the breach of such representations or warranties.

                          (b)     Each of the Shareholders, severally and not
jointly, agrees to indemnify, defend and hold harmless Quarterdeck and the Affiliated Parties against and in respect of any Losses that any of them shall incur or suffer to the extent they arise from or are attributable to by reason of or in connection with any breach or inaccuracy of such Shareholder's representations or warranties contained in Article 2A of this Agreement.

                                  (i)      Quarterdeck's and the Affiliated
Parties' recourse against the Escrow Consideration in respect of a claim against any Shareholder under this

Section 6.2(b) shall be limited to the return to Quarterdeck of Escrow Consideration allocable to such Shareholder determined pursuant to the Escrow Agreement, whether or not such Escrow Consideration has been issued or paid and delivered into, or released from, escrow.

                                  (ii)     The liability of the Shareholders
under Section 6.2(b) shall be full recourse and shall not be limited to the return of Escrow Consideration, subject to Section 6.2(e).

                          (c)     For purposes of the indemnification set forth
in this Article 6, the fair market value of one share of Quarterdeck Common Stock shall be equal to the average closing sales price of Quarterdeck Common Stock on the Nasdaq National Market on each trading day during a period of five trading days ending on the trading day two trading days prior to the date on which a claim is paid under this Article 6.

                          (d)     No disclosure by Limbex or the Shareholders
other than as set forth in this Agreement or the schedules hereto nor any investigation made by or on behalf of Quarterdeck with respect to Limbex or the Shareholders shall be deemed to affect Quarterdeck's reliance on the representations and warranties made by Limbex or the Shareholders contained in this Agreement and shall not constitute a waiver of Quarterdeck's rights to indemnity as herein provided for the breach or inaccuracy of any of Limbex's or the Shareholders' representations or warranties under this Agreement.

                          (e)     Notwithstanding anything else in this Section
6.2 to the contrary, the aggregate liability of each Shareholder (other than Inference) under Sections 6.2(a), 6.2(b) and 6.2(f) shall not exceed the amount received or to be received by such Shareholder in connection with the Merger, with the fair market value of one share of Quarterdeck Common Stock equal to the average closing sales price of Quarterdeck Common Stock on the Nasdaq National Market on each trading day during a period of five trading days ending on the trading day two trading days prior to the SEC Effective Date and the aggregate liability of Inference under Section 6.2(b) shall not exceed $4,210,279; provided, however, that nothing in this Section 6.2(e) shall limit Quarterdeck's right to full recourse against all of the Escrow Consideration attributable to such Shareholder or Shareholders regardless of the value of such Escrow Consideration and whether or not such Escrow Consideration has been released from escrow. The indemnity obligations set forth in this Section 6.2 shall be the exclusive remedy of Quarterdeck with respect to a breach or inaccuracy of the representations and warranties of the Shareholders, other than with respect to liability arising out of, involving or relating to intentional fraud or willful misrepresentation or a breach of Section 8.11.

                          (f)     Allen and Jacobson agree to indemnify and
hold harmless Quarterdeck, and any current or future employee or director of Quarterdeck, from and against any and all costs, expenses, liabilities and damages (including but not limited to attorneys fees, taxes, interest and penalties) resulting from a determination by a taxing authority that (i) the Limbex options that purport to be ISOs were not ISOs immediately prior to the time they were assumed by Quarterdeck in connection with the Merger, or (ii) the acceleration of the vesting schedule set forth in such Limbex options resulted in such options being treated other than as ISOs.

                 6.3      INDEMNIFICATION OF THE SHAREHOLDERS.

                          (a)     Quarterdeck agrees to indemnify, defend and
hold harmless the Shareholders (and their respective successors and assigns) from and against and in respect of, any and all claims, demands, losses, costs, expenses, obligations, liabilities, damages, remedies and penalties, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Shareholder Losses") that any of the Shareholders shall incur or suffer and which arise from or are attributable to by reason of or in connection with any breach or inaccuracy of Quarterdeck's representations or warranties contained in this Agreement.

                          (b)     No claims, demand, suit or cause of action
shall be brought against the Shareholders under this Section 6.3 unless and until the aggregate amount of claims under this Section 6.3 exceeds $50,000, in which event the Shareholders shall be entitled to indemnification from Quarterdeck for all claims under this Section 6.3 in excess of such $50,000. Quarterdeck shall have no obligations under this Section 6.3 for an amount in excess of the fair market value of Quarterdeck Common Stock received or to be received by Jacobson and Allen in connection with the Merger and the fair market value of Limbex Escrow Shares (as defined in the Escrow Agreement) and Escrow Cash received or to be received by Howard Morgan, Thelma Birks, Michelle Kraus and Clay Chisum, with the fair market value of one share of Quarterdeck Common Stock equal to the average closing sales price of Quarterdeck Common Stock on the Nasdaq National Market on each trading day during a period of five trading days ending on the trading day two trading days prior to the SEC Effective Date. The indemnity obligations set forth in this Section 6.3 shall be the exclusive remedy of the Shareholders with respect to a breach or inaccuracy of the representations and warranties of Quarterdeck, other than with respect to liability arising out of, involving or relating to intentional fraud or willful misrepresentation.

                          (c)     No disclosure by Quarterdeck other than as
set forth in this Agreement or the schedules hereto nor any investigation made by or on behalf of the Shareholders with respect to Quarterdeck shall be deemed to affect the Shareholders' reliance on the representations and warranties made by Quarterdeck contained in this Agreement and shall not constitute a waiver of the Shareholders' rights to indemnity as herein provided for the breach or inaccuracy of any of Quarterdeck's representations or warranties under this Agreement.

                 6.4 PROCEDURE FOR INDEMNIFICATION OF QUARTERDECK AND THE SURVIVING CORPORATION WITH RESPECT TO NON-THIRD PARTY CLAIMS. Prior to termination of the escrow for the Escrow Consideration, Quarterdeck and the Affiliated Parties shall not be entitled to seek recourse against a Shareholder in satisfaction of a claim under Section 6.2 without first seeking recourse against the Escrow Consideration allocable to such Shareholder in the escrow, unless (i) the amount of such claim against such Shareholder, when taken together with all other claims against such Shareholder by all of the indemnified parties, exceeds the aggregate fair market value of the Escrow Consideration (with the fair market value of Escrow Shares being determined pursuant to Section 6.2(c)) allocable to such Shareholder in escrow at the time such claim is initiated and (ii) such Shareholder's liability hereunder in respect of such claim is not limited to the Escrow Consideration, in which event the indemnified party may seek direct recourse against such Shareholder in respect of such claim. If Quarterdeck shall have any claim against the Shareholders pursuant to this Article 6 for which it seeks recourse against the Escrow Consideration (but excluding claims resulting from the assertion of liability by third parties), Quarterdeck shall promptly give written notice thereof to the Escrow Agent (as defined in the Escrow Agreement) and the escrow committee established pursuant to the terms of the Escrow Agreement (the "Committee"), including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If the Committee objects to the allowance of any such claims, it shall give written notice to Quarterdeck and the Escrow Agent within forty-five (45) days following receipt of Quarterdeck's notice of claim, advising Quarterdeck and the Escrow Agent that it does not consent to the delivery of any or some of the Escrow Consideration out of escrow for application to such claims. If no such written notice is timely provided by the Committee to Quarterdeck and the Escrow Agent and received by the Escrow Agent within forty-five (45) days following the Committee's receipt of Quarterdeck's notice of claim, the Escrow Agent shall, within five business days after the expiration of the prior notice period, deliver out of escrow the lesser of: (a) the portion of the Escrow Consideration most nearly equal in value to the amount of the claim or claims thus to be satisfied, or (b) all of the Escrow Consideration. If the Committee notifies Quarterdeck and the Escrow Agent receives written notice within the foregoing forty-five (45) day period that the Committee objects to such application of the Escrow Consideration after a claim has been made, the Escrow Agent shall hold the Escrow Consideration in an amount most nearly equal in value to the amount of the claim or claims then made in escrow until the rights of the Shareholders and Quarterdeck with respect thereto have been agreed upon between the Committee and Quarterdeck in accordance with the Escrow Agreement and the Escrow Agent receives written notice accordingly or the Escrow Agent is directed by a court or arbitration panel. If any distribution referred to in this Section 6.4 involves less than all of the Escrow Consideration, it shall be allocated pro rata against the Escrow Consideration therein based on the Escrow Consideration beneficially owned by each Shareholder (unless the claim made is based on an inaccuracy or breach of a representation or warranty contained in Article 2A of this Agreement, in which case the allocation of the distribution of the Escrow Consideration shall be determined in accordance with
Section 6.2(b)). If Quarterdeck has any claim against any Shareholder or Shareholders pursuant to this Article 6 (but excluding claims resulting from the assertion of liability by third parties) outside of the Escrow or over and above the amount of the Escrow Consideration, Quarterdeck shall promptly give written notice thereof to such Shareholder or Shareholders, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If such Shareholder or Shareholders, within forty-five (45) days after receipt of Quarterdeck's notice of claim, do not give written notice to Quarterdeck announcing their intent to contest such assertion of Quarterdeck such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim and such Shareholder or Shareholders shall, within fifteen (15) days after expiration of the prior notice period deliver to Quarterdeck the amount of the claim. In the event, however, that such Shareholder or Shareholders contest the assertion of a claim by giving such written notice to

Quarterdeck within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event the parties (other than Inference) are unable to reach an agreement regarding such claim, such claim shall be settled in accordance with Section 2.5 of the Escrow Agreement.

                 6.5 PROCEDURE FOR INDEMNIFICATION OF THE SHAREHOLDERS WITH RESPECT TO NON-THIRD PARTY CLAIMS. If any Shareholder has any claim against Quarterdeck pursuant to this Article 6 (but excluding claims resulting from the assertion of liability by third parties), the Shareholder shall promptly give written notice thereof to Quarterdeck, including in such notice a brief description of the facts upon which such claim is based and the amount thereof. If Quarterdeck, within forty five (45) days after receipt of the Shareholders' notice of claim, does not give written notice to the Shareholders announcing its intent to contest such assertion of the Shareholder such assertion shall be deemed accepted and the amount of claim shall be deemed a valid claim and Quarterdeck shall, within fifteen (15) days after expiration of the prior notice period, deliver to the Shareholders the amount of the claim, which, if such claim is brought on behalf of all Shareholders, shall be allocated on a pro rata basis based on the number of shares of Limbex Stock beneficially owned by each Shareholder as set forth in Schedule 2.2. In the event, however, that Quarterdeck contests the assertion of a claim by giving such written notice to the Shareholders within said period, then the parties shall act in good faith to reach agreement regarding such claim. In the event the parties are unable to reach an agreement regarding such claim, such claim shall be settled in accordance with Section 2.5 of the Escrow Agreement.

                 6.6 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO THIRD-PARTY CLAIMS.

                          (a)     If an indemnified party determines to seek
indemnification under this Article 6 with respect to a claim resulting from the assertion of liability by third parties, such indemnified party shall promptly give notice to the indemnifying parties of facts upon which any such claim is based; the notice shall set forth such material information with respect thereto as is then reasonably available to such indemnified party. In case any such liability is asserted against the indemnified party, and the indemnified party notifies the indemnifying parties thereof, the indemnifying parties will be entitled, if such indemnifying parties so elect by written notice delivered to the indemnified party within fifteen (15) business days after receiving the indemnified party's notice, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party. Notwithstanding the foregoing, (i) the indemnified party shall also have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the indemnified party unless the indemnified party shall reasonably determine that there is a conflict of interest between or among the indemnified party and any indemnifying party with respect to such claim, in which case the fees and expenses of such counsel will be borne by such indemnifying parties and (ii) the rights of an indemnified party to be indemnified hereunder in respect of claims resulting from the assertion of liability by third parties shall not be adversely affected by its failure to give notice pursuant to the foregoing unless, and, if so, only to the extent that, such indemnifying parties are materially prejudiced thereby. With respect to any assertion of liability by a third party that results in an indemnifiable claim, the parties hereto shall make available to each other all relevant information in their possession material to any such assertion.

                          (b)     In the event that such indemnifying parties,
within fifteen (15) business days after receipt of the aforesaid notice of a claim, fail to assume the defense of an indemnified party against such claim, the indemnified party shall have the right to undertake the defense, compromise, or settlement of such action on behalf of and for the account, expense, and risk of such indemnifying parties.

                          (c)     Notwithstanding anything in this Article 6 to
the contrary, if there is a reasonable probability that a claim may materially adversely affect an indemnified party, the indemnified party shall have the right to participate (at the indemnified party's expense) in such defense, compromise, or settlement and such indemnifying parties shall not, without the indemnified party's written consent (which consent shall not be unreasonably withheld), settle or compromise any such claim or consent to entry of any judgment in respect thereof unless such settlement, compromise, or consent includes as an unconditional term thereof the giving by the claimant or the plaintiff to the indemnified party a release from all liability in form and substance satisfactory to such indemnified party in respect of such claim. If the indemnifying parties notify the indemnified party that they wish to accept a bona fide written offer to settle or compromise from any such claimant or plaintiff (which offer includes a release of the indemnified party from all liability in respect of such claim), and the indemnified party does not consent to such settlement or compromise, the indemnifying parties shall not be liable under this Section 6.6 for the amount by which any Losses from any subsequent settlement, compromise or judgment with respect to such claim exceeds such bona fide written offer; provided, however, that, if one or more of the Shareholders is the indemnifying party and Quarterdeck or any of the Affiliated Parties is the indemnified party, the provisions of this sentence shall not apply unless, at the time the indemnifying parties give notice of their desire to accept a bona fide written offer, all such indemnifying parties (i) acknowledge in writing to Quarterdeck that Quarterdeck and the Affiliated Parties are entitled unconditionally to indemnification under this Agreement by the Shareholders for such settlement or compromise and (ii) provide to Quarterdeck evidence reasonably satisfactory to Quarterdeck that such parties have the financial ability to satisfy any liability resulting from such settlement or compromise.

                          (d)     In the event Quarterdeck is an "indemnified
party" with respect to a third party claim for which it seeks recourse against the Escrow Consideration and a settlement or judgment is reached with respect to such claim, such indemnified party shall promptly give written notice thereof to the Committee and the Escrow Agent, including in such notice a brief description of the settlement or judgment and the amount thereof. If the Committee objects to the allowance of any such claims, it shall give written notice to such indemnified party and the Escrow Agent within thirty

(30) days following receipt of such notice of claim, advising such indemnified party and the Escrow Agent that it does not consent to the delivery of any or a portion of the Escrow Consideration out of escrow to such indemnified party for application to such claims. If no such written notice is timely provided by the Committee to such indemnified party and received by the Escrow Agent within thirty (30) days following the Committee's receipt of Quarterdeck's notice of claim, the Escrow Agent shall, within five (5) business days after the expiration of the prior thirty (30) day notice period, deliver out of escrow the lesser of: (a) that portion of the Escrow Consideration most nearly equal in value to the amount of the claim or claims thus to be satisfied, or (b) all of the Escrow Consideration. If the Committee notifies such indemnified party and the Escrow Agent receives such written notice within the foregoing thirty
(30) day period that the Committee objects to such application of the Escrow Consideration, the Escrow Agent shall hold the Escrow Consideration in escrow until the rights of the Shareholders and such indemnified party with respect thereto have been agreed upon between the Committee and such indemnified party or until such rights are finally determined in accordance with the Escrow Agreement and the Escrow Agent receives written notice accordingly. If any distribution referred to in this Section 6.6 involves less than all of the Escrow Consideration, it shall be allocated pro rata against the Escrow Consideration therein based on the Escrow Consideration beneficially owned by each Shareholder (unless the claim made is based on an inaccuracy or breach of a representation or warranty contained in Article 2A of this Agreement, in which case the allocation distribution of the Escrow Shares shall be determined in accordance with Section 6.2(b)).

                 6.7 PROCEDURE FOR INDEMNIFICATION WITH RESPECT TO CERTAIN CLAIMS. Notwithstanding the provisions of this Section 6, Quarterdeck shall not be entitled to seek recourse against any Shareholder or against the Escrow Consideration allocable to any Shareholder in satisfaction of a claim for which Inference has enforceable indemnification obligations to Limbex pursuant to the License Agreement without first seeking recourse against Inference.

                                   ARTICLE 7

                                  TERMINATION

                 7.1 TERMINATION BY MUTUAL CONSENT. At any time prior to the Closing, this Agreement may be terminated by written consent of Quarterdeck and Limbex, notwithstanding approval of the Merger by the shareholders of Limbex. In addition, this Agreement shall automatically terminate if the Closing does not occur on or before one month from the date hereof.

                 7.2 EFFECT OF TERMINATION. In the event of termination as provided above, the obligations of the parties hereunder shall terminate; provided, that (a) Sections 2.15, 3.5, 4.11, 8.1, 8.3, 8.4, 8.6, 8.8 and 8.9 of
this Agreement and the Confidentiality Agreement shall survive such termination and continue in full force and effect and (b) nothing herein will relieve any party from liability for any breach of this Agreement prior to such termination.

                                   ARTICLE 8

                                 MISCELLANEOUS

                 8.1 NOTICES. Any notice given hereunder shall be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by certified or registered mail, postage prepaid, as follows:

                          (a)     If to Quarterdeck:

                                  Quarterdeck Corporation
                                  13160 Mindanao Way, 3rd Floor
                                  Marina del Rey, CA  90292
                                  Attention:  Law Department
                                  Facsimile:  (310) 309-4217

                          (b)     If to Limbex:

                                  Limbex Corporation
                                  13160 Mindanao Way, 2nd Floor
                                  Marina del Rey, CA  90292
                                  Attention:  Alex Jacobson and Brad Allen
                                  Facsimile:  (310) 309-4282

                          (c)     If to the Shareholders other than Inference:

                                  Limbex Corporation
                                  13160 Mindanao Way, 2nd Floor
                                  Marina del Rey, CA  90292
                                  Attention:  Alex Jacobson and Brad Allen
                                  Facsimile:  (310) 309-4282

                          (d)     If to Inference:

                                  Inference Corporation
                                  100 Rowland Way
                                  Novato, California  94945
                                  Attention:  William D. Griffin
                                  Facsimile:  (415) 899-9080

or to such other address as any party may have furnished in writing to the other parties in the manner provided above.

                 8.2 ENTIRE AGREEMENT; MODIFICATIONS; WAIVER. This Agreement and the exhibits and schedules hereto and the documents referred to herein and the Confidentiality

Agreement between the parties hereto constitute the final, exclusive and complete understanding of the parties with respect to the subject matter hereof and supersede any and all prior agreements, understandings and discussions with respect thereto, including, without limitation, (i) the Amended and Restated Memorandum of Intent, dated January 30, 1996, (ii) the Amended and Restated Memorandum of Intent, dated June 12, 1996, by and among Quarterdeck, Limbex and the Shareholders, (iii) that certain Letter Agreement, dated July 31, 1996, by and among Quarterdeck, Limbex and certain of the shareholders of Limbex and
(iv) that certain side Agreement, dated July 31, 1996, by and among Quarterdeck, Limbex and Inference. No variation or modification of this Agreement and no waiver of any provision or condition hereof, or granting of any consent contemplated hereby, shall be valid unless in writing and signed by the party against whom enforcement of any such variation, modification, waiver or consent is sought. The rights and remedies available to Quarterdeck and Limbex and the Shareholders pursuant to this Agreement and all exhibits hereunder shall be cumulative.

                 8.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed shall constitute an original copy hereof, but all of which together shall constitute one agreement.

                 8.4 PUBLICITY. Neither Limbex nor its officers or directors, nor the Shareholders, shall, unless required by law, issue any statement or communication to the general public or the press regarding the transactions contemplated hereby without the prior written consent of Quarterdeck. Neither Quarterdeck nor its officers or directors shall, unless required by law, issue any statement or communication to the general public or the press regarding the proposed transaction which mentions Inference unless Quarterdeck first provides written notice of such statement or communication to Inference. Quarterdeck may then issue such statement or communication if Inference does not object in writing thereto within 48 hours (or within such other time period as is reasonably practicable and specified in such notice to Inference). If Inference does object within such period, Quarterdeck and Inference shall in good faith attempt promptly to resolve their differences regarding such statement or communication before it is issued.

                 8.5 SUCCESSORS AND ASSIGNS. No party may, without the prior express written consent of each other party, assign this Agreement in whole or in part. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person, including, without limitation, any option holder of Limbex, any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                 8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to contracts between California residents made and to be performed entirely within the State of California.

                 8.7 FURTHER ASSURANCES. At the request of any of the parties hereto, and without further consideration, the other parties agree to execute such documents and instruments and to do such further acts as may be necessary or desirable to effectuate the Merger.

                 8.8 EXPENSES. Provided that the Merger is consummated, Quarterdeck shall pay any legal fees incurred by Limbex (but not any shareholder thereof) in connection with the Merger up to the amount of $100,000 ("Reimbursable Counsel Fees"). Neither Quarterdeck nor Limbex shall be liable for or shall pay any Merger-related legal fees and expenses in excess of the Reimbursable Counsel Fees incurred prior to the consummation of the Merger.

                 8.9 ATTORNEYS' FEES. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing party's or parties' reasonable attorneys' fees and costs (in addition to all other amounts and relief to which such party or parties may be entitled) shall be paid by the other party or parties.

                 8.10 APPOINTMENT OF ESCROW COMMITTEE. By approval of this Agreement (by written consent or at a duly authorized shareholders' meeting) the shareholders shall appoint Allen and Jacobson as committee members pursuant to the Escrow Agreement. Such committee members shall have all of the authority granted pursuant to the Escrow Agreement.

                 8.11 COVENANT NOT TO COMPETE. Each of Allen and Jacobson, severally and not jointly, agree that for a period of three years from the Closing Date (the "Non-Compete Period"), he shall not, directly or indirectly, as principal, agent, employee, employer, consultant, stockholder, partner or in any other individual or representative capacity, engage in any business directly competitive with the business currently conducted by Limbex in any county or metropolitan area in which Limbex currently conducts business (the "Competitive Business"); provided, further, that if the employment of Allen or Jacobson is terminated by Quarterdeck without Cause or Jacobson or Allen terminate their employment with Quarterdeck with Good Reason (as defined in Section 4.9 of this Agreement) during the Non-Compete Period, Allen or Jacobson, as the case may be, shall not be obligated to refrain from engaging in the Competitive Business for more than one year from the date of such termination. Notwithstanding anything to the contrary contained herein, Allen and Jacobson may, without violating the provisions of this Section 8.11, purchase and hold up to 5% of any entity whose shares are publicly traded on NASDAQ or any U.S. stock exchange, whether or not such entity is engaged in a Competitive Business. Any provision of this Section 8.11 which is deemed invalid or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions of this paragraph in such jurisdiction or rendering that or any other provisions of this Agreement invalid or unenforceable in any other jurisdiction. If any covenant should be deemed invalid or unenforceable because of its scope, geographical area or duration, or any combination thereof, such covenant shall be modified and reformed so that the scope, geographic area and duration of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid and enforceable. For purposes of this Section 8.11 only, each of the Allen and Jacobson agrees that the counties and metropolitan areas in which Limbex currently conducts business are those areas in which any product of Limbex may be purchased or is accessible through electronic or other means.

                 IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first above written.


                            QUARTERDECK CORPORATION

                            By:
                                  -------------------------------------
                            Title:

                            LIMBEX CORPORATION

                            By:
                                  -------------------------------------
                            Title:


                            THE SHAREHOLDERS:


                            -------------------------------------------
                            Bradley Allen


                            -------------------------------------------
                            Alexander Jacobson


                            -------------------------------------------
                            Howard Morgan


                            -------------------------------------------
                            Thelma Birks


                            -------------------------------------------
                            Michelle Kraus


                            -------------------------------------------
                            Clay Chisum

                            INFERENCE CORPORATION

                            By:
                                 --------------------------------------

                                   EXHIBIT A

MERGER CONSIDERATION TO BE RECEIVED AT CLOSING


                                   SHARES TO BE RECEIVED
          NAME                           IN MERGER
          ----                           ---------
                           ESCROW      NON-ESCROW         TOTAL
                           ------      ----------         -----

  Inference                  --         77,897(1)       77,897(1)
  Corporation

  Howard Morgan            3,498(2)     31,486(2)       34,984(2)


1 The shares of Limbex Common Stock owned by Inference shall automatically be converted into the right to receive on the Closing Date a number of shares of Quarterdeck Common Stock equal to $610,526 divided by the average closing sales price of Quarterdeck Common Stock for the period of five business days ending on the business day two business days prior to the Closing Date.

2 The shares of Limbex Common Stock owned by Howard Morgan shall automatically be converted into the right to receive (i) 34,984 shares of Quarterdeck Common Stock on the Closing Date and (ii) cash in an amount equal to the fair market value of 18,838 shares of Quarterdeck Common Stock, based upon the average closing sales price of Quarterdeck Common Stock for a period of five business days ending on the business day two business days prior to the Closing Date, payable at the time that Howard Morgan is required by federal tax laws to pay income taxes with respect to the shares of Quarterdeck Common Stock received in the Merger; provided, however, that in no event shall Quarterdeck pay such amount later than January 31, 1997, and offset by any and all amounts that Mr. Morgan owes at such time to Quarterdeck.

MERGER CONSIDERATION TO BE RECEIVED AFTER CLOSING

                DATE TO BE      SHARES TO BE RECEIVED         CASH CONSIDERATION TO BE RECEIVED IN            TOTAL
     NAME       RECEIVED             IN MERGER                              MERGER                       CONSIDERATION
     ----       ---------             ---------                              ------                       -------------
                                          NON-                             NON-
                              ESCROW     ESCROW    TOTAL        ESCROW    ESCROW         TOTAL
                              ------     ------    -----        ------    -------        -----

 Inference     First            --         (1)      (1)           --          --            --                 (1)
 Corporation   Anniversary

 Howard        Tax Payment      --         --        --       $14,765(2) $132,880(2)   $147,645(2)             (2)
 Morgan        Date

 Brad Allen    SEC            60,296     542,668  602,964         --          --            --            602,964 shares
               Effective
               Date

 Alex          SEC            57,664     518,976  576,640         --          --            --            576,640 shares
 Jacobson      Effective
               Date

 Thelma        SEC             1,338     12,050    13,388         --          --            --            13,388 shares
 Birks         Effective
               Date

 Clay          SEC              268       2,410    2,678          --          --            --             2,678 shares
 Chisum        Effective
               Date

 Michelle      SEC              134       1,205    1,339          --          --            --             1,339 shares
 Kraus         Effective
               Date



1 The shares of Limbex Series B Preferred owned by Inference shall automatically be converted into the right to receive on the Inference Preferred Consideration Date a number of shares of Quarterdeck Common Stock equal to $3,599,753 divided by the average closing sales price of Quarterdeck Common Stock for the period of five business days ending on the business day two business days prior to the Inference Preferred Consideration Date.

2 The shares of Limbex Common Stock owned by Howard Morgan shall automatically be converted into the right to receive (i) 34,984 shares of Quarterdeck Common Stock on the Closing Date and (ii) cash in an amount equal to the fair market value of 18,838 shares of Quarterdeck Common Stock, based upon the average closing sales price of Quarterdeck Common Stock for a period of five business days ending on the business day two business days prior to the Closing Date, payable at the time that Howard Morgan is required by federal tax laws to pay income taxes with respect to the shares of Quarterdeck Common Stock received in the Merger; provided, however, that in no event shall Quarterdeck pay such amount later than January 31, 1997, and offset by any and all amounts that Mr. Morgan owes at such time to Quarterdeck.





                                       2